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                                                                    EXHIBIT 3.3



                             ARTICLES OF AMENDMENT
                                     TO THE
                          ARTICLES OF INCORPORATION OF

                             MEDICAL ALLIANCE, INC.


     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the Board of Directors of Medical Alliance, Inc. (the "Company") adopts the following Articles of Amendment to its Articles of Incorporation.


                                  ARTICLE ONE

     The name of the corporation is Medical Alliance, Inc.


                                  ARTICLE TWO


     The following Amendment to the Company's Articles of Incorporation was adopted by a majority of the shareholders of the Company at the Company's Annual Meeting on the 7th day of December, 2000. As of that date, 6,119,563 shares were outstanding, 5,675,081 of which were entitled to vote on the Amendment. Of the 5,675,081 shares entitled to vote, 4,284,145 shares were voted for, and 28,588 shares were voted against, the Amendment.

     The Amendment alters Article Four of the original Articles of Incorporation to read as follows:

          The name of the corporation is MAII Holdings, Inc.

     DATED this 14th day of December, 2000.



                                         /s/ MARK NOVY
                                         -------------------------------
                                         Mark Novy, Secretary